Exhibit 99.1

AIB Acquisition Corporation Announces Pricing of $75 Million Initial Public Offering

New York, Jan. 18, 2022 (GLOBE NEWSWIRE) -- AIB Acquisition Corporation (the “Company”), a newly organized blank check company incorporated as a Cayman Islands exempted company and led by Chief Executive Officer, Eric Chen, and Chairman, Axel Hoerger, today announced the pricing of its initial public offering of 7,500,000 units at an offering price of $10.00 per unit, with each unit consisting of one Class A ordinary share and one right to receive one-tenth (1/10) of one Class A ordinary share upon the consummation of the Company’s initial business combination. The units are expected to trade on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “AIBBU” beginning on January 19, 2022. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights will be traded on Nasdaq under the symbols “AIB” and “AIBBR,” respectively. The offering is expected to close on January 21, 2022, subject to customary closing conditions.

Maxim Group LLC is acting as sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to 1,125,000 additional units at the initial public offering price to cover over-allotments, if any.

A registration statement on Form S-1 (File 333-260594) relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 18, 2022. The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About AIB Acquisition Corporation

AIB Acquisition Corporation is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of AIB Acquisition Corporation, including those set forth in the Risk Factors section of AIB Acquisition Corporation’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. AIB Acquisition Corporation undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Eric Chen

Chief Executive Officer

Email: Eric.Chen@aibspac.com

Tel: (212) 380-8128

Investor Relations:

Ian Hsu

Head of Investor Relations

Email: Ian.Hsu@aibspac.com

Tel: (787) 523-9000